IMMEDIATE

     Wayne R. Weidner, Chairman & CEO (610) 369-6282


             NATIONAL PENN BANK PURCHASES PNC BANK'S KUTZTOWN BRANCH


         Boyertown, PA, November 19, 2001-- National Penn Bank, Boyertown, PA, announces that it has purchased the PNC Bank, National Association branch office located at 110 W. Main St., Kutztown as well as the branch's related deposits, consumer loans and small business relationships. The Kutztown branch's first day of operation as a National Penn location was Saturday, November 17, 2001.

         In the transaction, National Penn Bank acquired approximately $40.2 million in deposits and approximately $11.0 million in consumer and business banking loans, along with related fixed assets and safe deposit business.

         Wayne R. Weidner, Chairman and CEO of National Penn Bank, said the acquisition of the Kutztown branch will complement National Penn's franchise and strengthen existing branch operations in northern Berks County and Lehigh County. Weidner stated, "The purchase of this branch furthers our strategy of focusing our growth efforts on fill-in acquisitions in our existing marketplace and areas nearby."

         National Penn Bancshares, Inc. (Nasdaq: NPBC; www.natpennbank.com) is a $2.7 billion financial services company headquartered in Boyertown, PA. NPBC currently operates 59 banking offices in southeastern Pennsylvania through National Penn Bank and its three divisions (Chestnut Hill National Bank, 1st Main Line Bank, and Elverson National Bank), and two banking offices in southeastern Pennsylvania through Panasia Bank N.A. Panasia Bank N.A. also operates three banking offices in the northern New Jersey marketplace. Trust and investment management services are provided through Investors Trust Company; brokerage services are provided through Penn Securities, Inc.; and mortgage banking activities are provided through Penn 1st Financial Services, Inc. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.natpennbank.com.

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